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                                                                    EXHIBIT 99.1

[DAIN RAUSCHER LOGO]

INVESTMENT SERVICES                                                         NEWS
-------------------                                                      RELEASE
INVESTMENT BANKING


                DAIN RAUSCHER ACQUIRES VOYAGEUR ASSET MANAGEMENT

MINNEAPOLIS (Oct. 18, 2000) - Dain Rauscher Corporation (NYSE: DRC) has agreed to acquire Minneapolis-based investment advisory company Voyageur Asset Management LLC from Dougherty Financial Group LLC, it was announced today by John Appel, Dain Rauscher's vice chairman and president of fixed income capital markets.

         As part of the transaction, Voyageur is expected to merge with Dain Rauscher's investment advisory subsidiary, Insight Investment Management Inc. The new firm is expected to retain the Voyageur name, maintain its headquarters in Minneapolis and operate as a wholly owned subsidiary of Dain Rauscher.

         The terms of the transaction were not disclosed. It is expected to close by the end of the year.

         The combined firm will have assets under management of almost $13 billion, nearly double the size of the firms' individual totals. If the deal were to close today, the combined firm would rank 125th in industry league tables for assets under management.

         "This transaction brings together two firms with many complementary capabilities," Appel said. "The partnership allows us to take advantage of economies of scale, leverages our retail and institutional distribution capabilities, and diversifies our product base using each firm's strong investment track record."



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         "We are pleased to become part of a deeper investment management platform through this partnership with Dain Rauscher," said John Taft, chairman of Voyageur. "As client-focused organizations, the two firms have similar cultures and values, and we offer complementary investment strategies. With Dain Rauscher's commitment and resources, we believe we can significantly enhance the range of investment services we offer and the quality of service we provide to our investor clients."

         In the newly formed organization, Taft is to become chief executive officer of Voyageur reporting to Appel. Tom McGlinch and Charlie Henderson are to serve as chief investment officers for Voyageur's fixed income and equity strategies. Raye Kanzenbach, Insight's chief investment officer, is to be Voyageur's senior fixed income portfolio manager.

         Dain Rauscher has recently agreed to be acquired by the Royal Bank of Canada (RBC). "The merger agreement with Voyageur is the next step in our strategy to grow our asset management business and it demonstrates RBC's commitment to support growth strategies in areas where we see the most opportunities," Appel said.

         Voyageur Asset Management LLC, a subsidiary of Minneapolis-based Dougherty Financial Group (DFG) LLC, was established in 1983 as a fixed income investment advisor of separate accounts and mutual funds. Currently, the firm has $6 billion in assets under management, including $1 billion in equity and balanced portfolios and $5 billion in fixed income assets. Voyageur has 50 employees in Chicago, Minneapolis and Sioux Falls, S.D. Dougherty Financial Group is a financial services organization which has an interest in three investment management firms: Clifton Group Investment Management Co. and Dougherty & Co. in Minneapolis, and Segall Bryant & Hamill, an investment advisor in Chicago. All three firms will remain with DFG following the close of the Voyageur transaction.



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         Insight Investment Management, founded in 1983, has more than $7 billion in total assets under management, including $6 billion in money market accounts and $1 billion in separately managed portfolios and investment pools. A leader in creating tax-exempt investments through municipal bonds, Insight also serves as advisor for the Great Hall mutual funds, a family of proprietary money market funds for Dain Rauscher private client and capital markets customers.

         Dain Rauscher Incorporated, Dain Rauscher Corporation's broker-dealer, is one of the nation's largest full-service securities firms with 1,200 investment executives and 3,800 employees. Dain Rauscher Incorporated serves individual investors and small business owners through offices predominantly in the western half of the United States, and capital markets and correspondent clients in select U.S. and European markets. Founded in 1909, Dain Rauscher Incorporated is a member of the New York Stock Exchange and other major securities exchanges, as well as the Securities Investor Protection Corp. The company's headquarters are at Dain Rauscher Plaza, 60 S. Sixth St., Minneapolis, 55402-4422.

Contact: Dan Callahan at 612-313-1234 or dcallahan@dainrauscher.com